Exhibit 35.1

                             WASHINGTON MUTUAL BANK

                              OFFICER'S CERTIFICATE

                         ANNUAL STATEMENT OF COMPLIANCE

Re: The pooling and servicing agreement dated as of January 1, 2006 (as amended, the "Agreement"), among Long Beach Mortgage Company, as Master Servicer and Responsible Party, G S Mortgage Securities Corp., as Depositor, and Deutsche Bank National Trust Company, as Trustee with respect to GSAMP TRUST 2006-Sl (the "Securitization").


      I, H. John Berens, a Senior Vice President of Washington Mutual Bank, successor in interest to Long Beach Mortgage Company (the "Servicer"), certify to the Owner, the Depositor and the Master Servicer under the Securitization, the following for the 2006 fiscal year (the "Relevant Year"):

1. A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of February 22, 2007.


                                                    /s/ H. John Berens
                                                    ----------------------------
                                                    Name: H. John Berens
                                                    Title: Senior Vice President